**Contracted Service Agreement**
**Between**

**Motivating the Masses**
2121 Palomar Airport Road Suite 300
Carlsbad, CA 92011
Phone: 760-931-9400
Fax: 760-931-9499
Contact: Jennifer Kem
Email: jen@motivatingthemasses.com

AND

**Steve Harvey Companies**
Gerald Washington, Sr. VP
3656 Piedmont Road, Bldg #3, Suite 710
Atlanta, GA 30305

Phone: 770-298-4054

E-mail: gerald@steveharvey.com

Web Address: www.steveharvey.com

The following shall constitute the agreement (the "Agreement"), effective as of March 8, 2014, (the "Effective Date"), between **Motivating the Masses** and **The Steve Harvey Companies**, upon the following terms and conditions in connection with Motivating the Masses providing Consulting Services to build a training and development division for The Steve Harvey Companies (the "Program") as further defined below.

***What We Heard You Say***

The Steve Harvey companies would like to initiate and establish a high-performing training and development division within the $11 billion dollar self-development industry that leverages the mass appeal and best-selling author status of Steve Harvey. Additionally we heard you say that you would like to build a team within your company that has the strategy and execution to run a successful, high-impact and highly profitable division as an additional profit center within the company. Additional we heard you say that you would like to receive training for Steve Harvey directly by Lisa Nichols on transitioning your fans to become students and your customer base, affective seeding an selling from the front of the room and increasing your speaking conversion rate.

You would also like to have specific training, co-create live events and a specific online revenue generating strategy with Motivating the Masses and Lisa Nichols to align the synergies of both companies.

Based on your desired deliverables, we are making the following recommendation of services that we believe will partner in making the values and vision come alive to realize new levels of profitability and unique solutions for your company.

**Motivating the Masses, Inc. Agrees to Deliver:**

***Consulting Services***

There is no one size fits all approach to building a training and development company, but Motivating the Masses uses methods and best practices that uses a proven and effective approach to build a world-class organization/division that has no rival in terms of stickiness, application and results in the self-development and business development industries.

**These programs, in partnership, will create the end result for The Steve Harvey Companies** of a defined training and development division that will be respected by others in the industry and significantly increase the bottom line revenue of your business.

**Our comprehensive program addresses the entire team of The Steve Harvey companies, including Steve Harvey, the executives, middle management and administrative staff who ultimately work together to build the training and development division.**

**Services Outline**

***Motivating the Masses will work with Steve Harvey and The Steve Harvey Companies staff to establish and co-create the systems to build the Steve Harvey Companies Training and Development Division. Such services include the input, participation and guidance of Lisa Nichols.***

**This will include a 5-part Strategy:**

1. **Executive Coaching**
2. **Infrastructure Training**
3. **Product Development**
4. **Live Events Strategy and Execution**
5. **Online Programs Strategy**

**1. Executive Coaching Services**

**Lisa Nichols will provide one-on-one Executive Coaching sessions to Steve Harvey in order to train him on the techniques to establish himself as a leading expert in the self-development industry. Topics covered in these six sessions will include (but are not limited to):**

- The Technique Of Transitioning A Fan To A Student
- Developing Your Core Message
- Dip Theory
- Task & Maintenance
- Content Elevation
- How to Feed Your Audience
- The SNAAP Effect
- The Art of Story Telling & Selling
- Integrity based Sales from the Stage

MOTIVATING
THE MASSES

- Product Development & Positioning
- Consumer Upsells
- The Structure of a Highly Effective Keynote

**These in-person, one-on-one sessions with Lisa Nichols, will be in 3 – 4 hour increments on the following dates;**

- April 5th in Chicago
- May 4 & 5 in San Diego *(which includes Speak & Write Live Event systems training)*
- June 1st – Atlanta
- June 22 - Atlanta
- July 13 – Atlanta
- August 3 - Atlanta

**2. Infrastructure Training**

**The Motivating the Masses team will train The Steve Harvey Companies Executives and staff on best practices, infrastructure and execution in running a self-development company. This training will consist of six sessions covering the following topics:**

- Systems Training
  - Setting up backend fulfillment system and customer experience system to execute the strategy.
- Building World Class Support Teams
- Determining strongest strategy to transition fans to paying students
- Marketing Training
- Sales Training
  - Setting up sales system, including contracts, sales forms and overall flow for maximum revenue results
  - Processing Orders
  - Sales Sheets
  - Optimizing Back of the Room Sales & Effective Sales Table Management
- Generating Revenue online
  - Creating online programs
  - Creating subscription and membership model
  - Client engagement
- Developing Content
- Designing world-class products and services for target market.

***These six sessions will be facilitated by Jennifer Kem, Nicole Roberts Jones or Susie Carder as well as other Master Facilitators on the Motivating the Masses team including Lisa Nichols and will coincide with Steve Harvey's Executive Coaching dates as follows;***

- April 4th in Chicago
- May 4 & 5 in San Diego *(which includes Speak & Write Live Event systems training)*
- May 31st – Atlanta
- June 21st - Atlanta
- July 12th – Atlanta

- August 2nd - Atlanta

**3. Product Development**

**Motivating the Masses will develop the following Products / Services as Part of this Agreement, co-creating content with the Steve Harvey Companies' Team:**

a. **Book-A-Nar Product (name TBD)**
A Book-A-Nar is a program built to support the lessons in a book, in this case Steve Harvey's newest book Think Like a Success, Act Like a Success (working title). It is the 1st Tier program to offer students who are considering a Steve Harvey training program.

A Book-A-Nar series will bring to life Steve Harvey's latest best-selling book. Taught by Steve Harvey himself, this eye-opening series gives the reader the tools to push past their limiting beliefs and design the life that they love. Complete with handouts and curriculum, it's a perfect companion to readers (who now become ongoing learners/students via the Book-A-Nar).

Motivating the Masses will take the book and create a 4-part modular course (that includes audios/videos, downloadable working, teaching scripts) that Steve Harvey will teach and facilitate in an online program. Motivating the Masses will also create the structure for and train Steve Harvey to teach his book in modules for delivery of the Book-A-Nar.

Target Price Point: $49

*Content to be developed by Motivating the Masses team, co-creating with Steve Harvey Companies' team to fulfill.*

b. **MindShift Program (working title)**
Develop a 2nd Tier training program that encompasses curriculum from the Think Like a Success, Act Like a Success methodology. Typically a 90-day or up to a 12-week program (length of time will be determined when Content Development ensues). Product will be marketed and sold at the Live Empowerment Events and Online.

Motivating the Masses will create the curriculum and create a modular course (that includes audios/videos, downloadable working, teaching scripts) that Steve Harvey will teach and facilitate in an online program.

Target Price Point: $497

*Content to be developed by Motivating the Masses team, co-creating with Steve Harvey Companies' team to fulfill.*

c. **BreakThrough Program (working title)**
Develop a 3rd Tier training program that encompasses curriculum from the Think Like a Success, Act Like a Success methodology. Typically a 6-month up to a yearlong program (length of time will be determined when Content Development ensues). Product will be marketed and sold at the Live Empowerment Events and Online.

Motivating the Masses will create the curriculum and create a modular course (that includes audios/videos, downloadable working, teaching scripts) that Steve Harvey will teach and facilitate in an online program.

Target Price Point: $4997

*Content to be developed by Motivating the Masses team, co-creating with the Steve Harvey Companies' team to fulfill.*

**d. Ongoing Monthly Subscription Model Online Launch**

Monthly content-rich subscription service that provides world-class teaching, information and guidance with access to celebrities behind-the-black curtain – transformational stories of rising out of breakdown into breakthrough, joy and success.

Motivating the Masses will recommend a best practice content strategy for the Steve Harvey Companies to implement – including program to deliver via Subscription model.

Target Price Point: TBD

*Content to be developed by Motivating the Masses team, along with paid advertisement and content from approved and relative content providers and bloggers.*

**4. Live Events Strategy and Execution**

**a. Live Event Marketing Strategy**

Motivating the Masses will create a recommended Live Event Marketing Strategy that will be trained by Jennifer Kem to Gerald Washington and his team at one of the VIP days prior to the execution of marketing activities for the Live Empowerment Speaking Events. During these sessions, Jennifer Kem will provide a Marketing Blueprint for these specific live events using best practices and including strategies and tactics that will facilitate the industry shift required to fill events with "paying students" vs. fans. The Live Event Marketing Strategy will be owned and executed by the Steve Harvey Companies' Team.

**b. Empowerment Speaking Events**

Partnering with the Steve Harvey Companies to launch Steve Harvey's newest book *Think Like A Success, Act Like A Success* (Working title only) by producing Empowerment Speaking Live Events – "One Day of Inspiration, Laughter, Transformation" (working title). These live events will be the culmination of the training and development in the Executive Coaching and Infrastructure Training as described above. Lisa Nichols agrees to appear with Steve Harvey on stage and up to 10 promotional campaigns leading up to and at the live events.

Our understanding is these events will occur:

- Cities: DC, LA, Atlanta, Chicago, NYC (?)
- Launch in Q3 2014 - Proposed dates: Sep 6, 13, Oct 11, 18, 25
- Offer 2 new signature programs: *MindShift* and *BreakThrough (working titles)*

c. **Platinum Elite Mastermind**
***CEO Retreat or an Exclusive Mastermind For Men Only*** - for 5 nights and 4 days where Steve Harvey, with the option for Lisa to co-facilitate, transformational dialogue and interactive experiences designed to create a safe space for transparent communication, personal breakthroughs, mentoring, networking and partnership opportunities. Lisa will also provide training on the most effective layout of the event. Event planning will occur based on the schedule provided in this Agreement.

5. **Online Programs Strategy**

a. **Online Marketing Strategy**
Motivating the Masses will create a recommended Online Programs Marketing Strategy that will be trained by Jennifer Kem to Gerald Washington and his team at one of the VIP days prior to the execution of marketing activities for Online Product Launches and Events. Motivating the Masses will coach and build an online funnel strategy whose goal is to build a sales funnel through generating leads, converting fans into paying students and attain sales through online programs.

The Front-end strategy and execution steps to be shaped by Jennifer Kem and Gerald Washington and their marketing team whereby the framework for online programs can be executed upon. The Online Programs Marketing Strategy will be owned and executed by the Steve Harvey Companies' Team.

From this Online Programs Marketing Strategy, Motivating the Masses will help further define the strategy for these specific products/services:

b. **Book-A-Nar – MindShift - BreakThrough Online Launch**

*Marketing and Strategy:*
Motivating the Masses will assist in the development of the project schedule, tasks, resources and implementation steps necessary to launch the Book-A-Nar product online, using the content that Motivating the Masses built (see Product Development Section). The launch of these programs will include the Book-A-Nar being the 1st Tier Offer, with an upsell to the MindShift (2nd Tier Offer) with further upsell to BreakThrough (3rd Tier Offer).

Steve Harvey Companies is responsible for resources and execution of online launch.

*Fulfillment Execution:*
Motivating the Masses will train the Steve Harvey Companies on the systems and structure needed to set up a fulfillment and customer experience workflow for the Programs that are developed.

The Steve Harvey Companies are responsible for resources and execution of fulfillment systems and customer experience.

c. **Ongoing Monthly Subscription Model Online Launch**

Monthly content-rich subscription service that provides world-class teaching, information and guidance with access to celebrities behind-the-black curtain – transformational stories of rising out of breakdown into breakthrough, joy and success.

MOTIVATING
THE MASSES

Target Price Point: TBD

*Content to be developed by Motivating the Masses team, along with paid advertisement and content from approved and relative content providers and bloggers.*

*Fulfillment Execution:*
Motivating the Masses will train the Steve Harvey Companies on the systems and structure needed to set up a fulfillment and customer experience workflow for the Programs that are developed.

The Steve Harvey Companies responsible for resources and execution of fulfillment systems and customer experience.

***This Agreement also includes two (2) Motivating the Masses Global Leadership Program enrollments one (1) for Gerald Washington and another designated Steve Harvey executive or middle management team member.***

***Forecasted Timeline:***

***The following timeline is proposed, and needs to be turned into a detailed project schedule to execute against the deliverables of this Agreement:***

| MONTH | ACTIVITY |
|---|---|
| **March 6th** ***ORLANDO*** | • **Agreement Presented and Accepted by Motivating the Masses to Steve Harvey Companies;** ****NOTE** - *Deposit of $50,000 due to Motivating the Masses upon signing in order to activate agreement.* <br>• **Presentation of Strategic Plan Meeting with Lisa Nichols, Steve Harvey, Gerald Washington & Nicole Roberts Jones** |
| **March 17th** | • **Gerald Washington Executive Coaching with Lisa Nichols 10amPST-12pmPST** <br>o *Making the Shift: Successful strategies to build a business in the Self Development industry.* |
| **March 18th** | • **Gerald Washington Executive Coaching Session with Jennifer Kem 10amPST-12pmPST** <br>o *Systems Training* <br>▪ *Setting up backend fulfillment system and customer experience system to execute the strategy.* |
| **April 4th** | • **Tactical Plan Meeting with Steve Harvey Companies Team with Lisa Nichols, Jennifer Kem and Nicole Roberts Jones 10am – 11am** |

MOTIVATING THE MASSES

| | |
|---|---|
| **April 5th** ***CHICAGO*** | • **Staff Training 11am – 4pm**<br>o *Defining roles, deliverables, dates & KPIs for entire project end to end*<br>o *Initiate weekly meeting –*<br>▪ *who attends*<br>▪ *define deliverables to be reported on weekly call*<br><br>• **Lisa Nichols & Steve Harvey Executive Coaching 11am – 2pm**<br>o *The Technique Of Transitioning A Fan To A Student*<br>o *Developing Your Core Message*<br>o *Dip Theory* |
| **May 3-5**<br><br>**May 5th** | • **SH Team LIVE Event Training – Speak & Write to Make Millions**<br>• **SH Team paired with MTM team for one on one mentoring during event**<br>• **Steve Harvey & Lisa Nichols one on one post event meeting/coaching 5:30pm – 8pm** |
| **May 6th**<br>**May 7 – 9**<br>***SAN DIEGO*** | • **Gerald Washington plus other executive – post event recap training 12pm – 2pm**<br>• **Global Leaders Program - attendance for Gerald Washington plus one other SHC executive training 9am – 6pm** |
| **May 30th & May 31st** | • **SH Staff Training 10am – 4pm**<br>o *Marketing Training*<br>o *Developing Content*<br>o *Designing world-class products and services for target market.* |
| **June 1st**<br>***ATLANTA*** | • **Lisa Nichols & Steve Harvey Executive Coaching 1pm – 4pm**<br>o *Task & Maintenance*<br>o *Content Elevation*<br>o *How to Feed Your Audience* |
| **June 20th**<br>**June 21** | • **SH Staff Training 10am – 4pm**<br>o *Sales Training*<br>▪ *Setting up sales system, including contracts, sales forms and overall flow for maximum revenue results*<br>▪ *Processing Orders*<br>▪ *Sales Sheets*<br>▪ *Optimizing Back of the Room Sales & Effective Sales Table Management*<br>o *Generating Revenue online*<br>▪ *Creating online programs*<br>▪ *Creating subscription and membership model*<br>▪ *Client engagement* |
| **June 22** | • **Lisa Nichols & Steve Harvey Executive Coaching 1pm – 4pm**<br>o *The SNAAP Effect* |

MOTIVATING
THE MASSES

| | |
|---|---|
| ***ATLANTA*** | ○ *The Art of Story Telling & Selling*<br>○ *Integrity based Sales from the Stage*<br>• |
| **July 1st** | • **MTM Team begins to develop content for Book-A-Nar Course**<br>○ *SHC team to provide transcript of Think Like a Success, Act Like a Success (working title) to Nicole Roberts Jones*<br>○ *Estimated 15 hours of development time* |
| **July 8 & 9 *NEW ORLEANS*** | • **Steve Harvey & Lisa Nichols at Essence Festival** |
| **July 11 & 12**<br>**July 13**<br>***ATLANTA*** | • **SH Staff Training 10am – 4pm**<br>○ *Building World Class Support Teams*<br>○ *Determining strongest strategy to transition fans to paying students*<br>• **Lisa Nichols & Steve Harvey Executive Coaching 1pm – 4pm**<br>○ *Product Development & Positioning*<br>○ *Consumer Upsells*<br>○ *Product Flow for events*<br>• **Steve Harvey & Lisa Nichols in studio shooting** |
| **AUGUST** | **PRE TOUR LAUNCH PREP**<br>• **August 1 – 10th set up tour infrastructure, backend systems & order processing app etc..**<br>• **10th – 31st Testing & fixing everything**<br>• **Confirm backend systems are working etc.** |
| **August 1 & 2**<br>**August 3**<br>***ATLANTA*** | • **SH Staff Training 10am – 4pm**<br>○ *Pre Tour Finalize all Tasks*<br>• **Lisa Nichols & Steve Harvey Executive Coaching 1pm – 4pm**<br>○ *Tour Layout & flow*<br>○ *Onstage synergy/dynamics* |
| **August 8 & 9 *ATLANTA*** | • **Neighborhood Awards – Steve Harvey & Lisa Nichols Partnership Announcement**<br>○ **Lisa Nichols keynote?** |
| **September & October LIVE EVENTS** | **September 5 & 6, 12 & 13, October 10 &11, 17 & 18 & 24 & 25 *(finalize which 4 or 5 dates)***<br>• **Upsell Coaching at LIVE Events**<br>○<br>***note MTM team comes in the day before event which is included in dates above*** |

MOTIVATING THE MASSES

| | |
|---|---|
| October | • **Launch month of CEO retreat marketing campaign** |
| November | • **LAUNCH Book-A-NAR** |
| Nov., Dec. January 2015 | • **Delivery of product sold at live events**<br>• **Market – Membership Program** |
| February 2015 | • **Membership Program Launch** |
| March 2015 | • **CEO Retreat or Exclusive Mastermind for MEN Only** |

**Our Commitment**
We are committed to delivering measurable, bottom-line results and providing our utmost best efforts for the most positive outcome for Steve Harvey and The Steve Harvey Companies. Our team is a group of highly experienced executives and entrepreneurs who are professionals at applying proven transformational technologies implementing lasting significant change.

Our training and coaching solutions have demonstrated that lasting transformation is achievable in any circumstance or environment.

Transformation must be:

- grounded in an objective, fact-based assessment of current reality
- focused on a clear and committed vision of the future
- the result of disciplined and intentional application of recurring practices over an extended period of time.

Our dedication is to design and implant transformational business solutions that produce unprecedented return on investment. We drive results.

**Training Results**
Our key deliverables are designed around our achieving The Steve Harvey Companies outlined ideals for 2014 and beyond. We view this a long-term partnership that delivers maximum value to The Steve Harvey Companies and the clients they intend to serve.

Through our recommended training process, we will equip your team to:

⇒ **Develop a world-class training and development division/company.**

⇒ **Develop a front-end and back-end strategy that creates a profitable business model.**

⇒ **Coach and train your executives and staff to be highly effective in their roles to support the business model.**

⇒ **Build self-managed, high performance teams.**

⇒ **Build a brand that is recognized as a leader in self-development.**

**Payment and Fee Terms**

**For the services described in this agreement, The Steve Harvey Companies agree to pay Motivating the Masses the following:**

- Consulting Fees in the amount of $250,000, with the first $50,000 paid upfront to start the engagement of work described in this Agreement. The consulting fees cover the training and coaching of Steve Harvey Companies executives and staff for the scope identified in this Agreement.
- A 30% Revenue Share will be paid to Motivating the Masses by The Steve Harvey Companies for all back-end sales resulting from the offline and online promotions, events and launches as described in the Services Outline section of this Agreement. The Revenue Share Schedule will be applicable for the first 3 years from the first revenue-occuring event. Please see Revenue Share Description below

- **Cover all travel costs associated for Lisa Nichols team** with airfare, lodging, ground transportation and meals, including:

  - Pay all fees by established due dates.

  - Business class round trip airfare for Lisa Nichols and Susie Carder to be paid for by client, with other Motivating the Masses coaches flown economy class, using All Seasons Travel, Joan Rakowsky at 800-435-1077, email ASTRAVEL2@EARTHLINK.NET. Joan will coordinate with Lisa's Schedule.

  - Individual suites provided by client for Lisa Nichols, Susie Carder and other Motivating the Masses coaches through the duration of the trip to include 1 day prior to the event. Rooms to be booked through client with direct bill to the organization.

  - Daily per diem for meals, mileage, rental car and or additional client related expenses will be direct billed through CFO, Alex Henderson following each trip.

  - Provide ground transportation for the duration of the on-site visit.

**Revenue share payments:** The Steve Harvey Companies will be responsible for the tracking, processing, and collection of all revenues for products and services sold to customers at live events and online orders that are part of this Agreement. The Steve Harvey Companies will remit to Motivating the Masses within 10 days after collecting either full or each installment payment(s) Motivating the Masses' revenue share portion of the gross revenues actually received from such sales during the prior

period (including via approved payment plans). The Steve Harvey Companies is required to charge and collect any sales tax where applicable.

**Capturing and Tracking Sales at Live Events and Conferences:** All sales will be captured on a three-part sales form along with electronic payment, which will be graphically designed by the Steve Harvey Companies. The printing of these sales forms will be handled by the Steve Harvey Companies. This is the only form used for ALL sales at the Live Events and Conferences. All forms are handled by the Steve Harvey Companies accounting staff along with your assistant(s), if applicable, Motivating the Masses will assign support staff to double-check all data. The Steve Harvey Companies will provide the customer the second part as their receipt and will provide Motivating the Masses with the original first page of the order form after making a copy for its records. The Steve Harvey Companies agrees to process revenue throughout the Conference daily as collected from order forms. All credit cards processing of the sales forms will be handled by the Steve Harvey Companies. The actual credit card processing fees, with no mark-up, will be deducted from the Gross Revenues as set forth above.

**Revenue Share Inclusions:** The Steve Harvey Companies agrees to pay Motivating the Masses 30% of the net revenues from the following live events and online events, for the next 3 years from the date of the first revenue-occurring event. The Steve Harvey Companies will provide accounting reports that may be audited by Motivating the Masses to assure accurate disbursement. The following products/services are included in 30% revenue share agreement:

- **Empowerment Speaking Events – all backend sales created at the actual events are included in revenue share. Tickets to the events are not subject to revenue share.**
- **Platinum Elite Mastermind – tuition to the event as well as any backend sales created at the event are included in the revenue share.**
- **Book-A-Nar / MindShift/ BreakThrough Online – all revenues from any marketing campaign that offers this are included in the revenue share.**
- **Ongoing Monthly Subscription Model – all revenues from this are included in the revenue share**
- **Other products/services: During the course of this engagement, other products/services may be created that support the business model, including but not limited to co-authored books, CD/DVD sets, online courses, other live events, sponsorships etc. An addendum to this agreement to include these in the revenue share when they are added.**
- **For each product / service included in the Revenue Share, Motivating the Masses and The Steve Harvey Companies will determine the amount of expenses and do a budget for each product in order to best forecast the net amount the 30% revenue share will be derived from. Expenses exceeding this forecast will be the responsibility of the Steve Harvey Companies and not subtracted from the gross revenue in the revenue share calculations.**

**Execution Team & Roles.** The Steve Harvey Companies provides access to all media and marketing assets (database leads, TV shows, radio shows, other media, raising sponsorship dollars, advertising) as well as any and all costs to support the front-line marketing of all live and online events – as they are the "Business Owner" of front-end sales and promotions of live and online events. The Steve Harvey Companies also agree to assign skilled, capable and professional staff to support the co-created work in order to execute the strategies in this Agreement. These include: Business Owner (Gerald Washington), Project Manager, Marketing Specialist, and staff to train in Content Development and

Production, Infrastructure and Online Marketing and administrative staff as necessary. Motivating the Masses is not responsible to hire or provide these resources as part of this Agreement.

**Photo and Media Appearance Rights.** Any live or online event that is broadcast and/or photographed, Motivating the Masses has access and right to use these images and footage for marketing and promotional purposes.

**Consulting Fee Payment Options:**

Option 1:

The Steve Harvey Companies may pay the consulting fee in full via a one time payment of $237,500 (which includes a 5% discount) on or before 5 business days of the date of this agreement.

Option 2:

Pay $250,000 in 2 installments as follows:

- $50,000 is due upon signing by March 8, 2014.
- $200,000 is due on or before August 30, 2014, prior to the first Live Empowerment Event occurring.

Option 3:

Pay $250,000 in 5 equal installments as follows:

- $50,000 is due upon signing by March 8, 2014.
- $50,000 Due: May 1, 2014
- $50,000 Due: July 1, 2014
- $50,000 Due: August 1, 2014
- $50,000 Due: September 3, 2014

The installment payments will be set up as auto-pay with finance department and will be billed on the clients authorized credit card (or other payments arrangements approved by MTM's CFO) on the above dates.

**Copyright**: Motivating The Masses will retain the copyright and other intellectual property rights to all core teachings, concepts, phrases, ideas, and handouts that they generate and offer during the Trainings and consulting sessions. The Steve Harvey Companies will retain ownership of all copyright and other intellectual property rights in the Steve Harvey Companies intellectual copy generated specifically for the Courses sales page, promotional emails, or other promotional materials. Motivating The Masses and the Steve Harvey Companies will jointly own the specific media assets created from the Course.

**Reasonable Availability and Cooperation**: The success of the services and programs required by this Agreement, as well as the high reputation of Motivating the Masses as a successful provider of motivational services and programs, depends significantly on the availability and cooperation of The Steve Harvey Companies and its employees and executives. Therefore, The Steve Harvey Companies and its employees and executives, including Steve Harvey, shall be reasonably available to meet, confer, and participate with the Motivating the Masses team of advisors, including Lisa Nichols, regarding the consultation services and program creation services required by this Agreement. Additionally, The Steve Harvey Companies and its employees and executives, including Steve Harvey, also shall reasonably cooperate with the Motivating the Masses team of advisors, including Lisa Nichols, and shall not unreasonably hinder, delay, or prevent Motivating the Masses from timely and efficiently providing the consultation services and program creation services required by this Agreement. The failure to be reasonably available or to reasonably cooperate as required in this paragraph shall give Motivating the Masses the right, at its sole election, to terminate this Agreement upon giving The Steve Harvey Companies three business days' written notice and to cease providing any further services required under this Agreement. If such a termination under this paragraph were to occur while an event or program for the benefit of The Steve Harvey Companies, its employees and executives was pending or under way, The Steve Harvey Companies are responsible for all costs, expenses, and fees incurred by Motivating the Masses during the planning, preparation, staging, and execution of any such event or program.

**Confidentiality Clause:** By signing this contract, both Motivating the Masses and The Steve Harvey Companies agree to full confidentiality of the terms of this contract and will not disclose details of this agreement to any party not directly affiliated with this agreement.

**Miscellaneous.** This Agreement may be executed in counterparts, each of which shall be an original as against any party who signed it, and all of which shall constitute one and the same document. This Agreement shall not be binding on any party until each party hereto has executed this Agreement or a counterpart hereof and delivered such executed Agreement or counterpart, whether by facsimile or otherwise, to the other party. All parties are deemed to have contributed to the preparation of this document such that any statutory rules requiring ambiguities to be automatically construed against one drafting party shall not apply. Time is of the essence for every obligation under this Agreement that involves a time deadline for performance. This Agreement shall be governed by and construed under the laws of the State of California. Any controversy or claim arising out of, or relating to, this Agreement, the execution or breach hereof, or the validity of this arbitration provision, shall be settled by binding arbitration in accordance with the California Code of Civil Procedure, including the right to discovery per California Code of Civil Procedure 1283.05, conducted in Los Angeles, California, and the judgment upon any award rendered by the arbitrator(s) may be entered in a court having competent jurisdiction thereof. In the event of any dispute, arbitration, or litigation arising in any manner with respect to this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and costs, in addition to any other award. This Agreement contains the full and complete understanding between the parties with regard to the subject matter hereof and cannot be modified or amended except by a written instrument signed by each party.

**SIGNATURE: By signing this contract, you are securing a confirmed training contract with Motivating the Masses, Inc. Please print, sign, date and return to our office by fax at 760-931-**

MOTIVATING
THE MASSES

**9499. Or Scan and email to Jennifer Kem, Global Marketing and Branding at jen@motivatingthemasses.com.**

**Thank you for your business.**

**Agreed:**

| **Motivating the Masses, Inc.** | **The Steve Harvey Companies** |
| --- | --- |
| By: ______________ | By: ______________ |
| Lisa Nichols, CEO<br>Motivating the Masses | Gerald Washington, VP of Business Development<br>Steve Harvey Companies |
| 4/25/14 | 4/25/2014 |
| Date | Date |

The undersigned agrees to provide her personal services as required in the above agreement.

______________ 4/25/14
Lisa Nichols Date